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                                                                Exhibit 23.2



                       CONSENT OF KPMG LLP


The Board of Directors
Option Care, Inc:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-66592, 33-98256 and 333-66255) of Option Care, Inc. of
our report dated March 26, 1998, relating to the consolidated balance sheet of Option Care, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1998 annual report on Form 10-K of Option Care, Inc.

KPMG LLP


Chicago, Illinois
March 29, 1999